UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Homeland Energy Solutions, LLC
(Name of Registrant as Specified In Its Charter

Stephen Eastman and Bernard Retterath
(Name of Person(s) Filing Proxy Statement, if other than the Registrant

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Additional Soliciting Materials

On February 18, 2011, Homeland Energy Solutions, LLC (the "Company") filed a Definitive Proxy Statement for the Company's 2011 Annual Meeting to be held on Thursday, April 7, 2011 (the "Proxy Statement"). The Proxy Statement includes a proposal for the election of two directors at the Company's 2011 Annual Meeting. Two of the nominees who are running for election at the 2011 Annual Meeting, Mr. Stephen Eastman and Mr. Bernard Retterath, sent a letter to each of the Company's members dated February 17, 2011. These nominees provided a copy of the letter to the Company on February 24, 2011. The text of the letter is set out below in the Section entitled "Nominee Letter."

Nominee Letter

2-17-2011

Dear Homeland Energy Investors,

We Steve Eastman and Bernard Retterath are writing you this letter to inform you that, Homeland Energy will be having its annual meeting in Lawler, Iowa on April 7th 2011 at 1 p.m. The company will be holding an election of directors at this meeting and will be sending out a proxy card in the next few days.

Homeland Energy was founded in January 2006, during the time of equity drive, construction, and first year of operation we were members of the original founders group.

Our names will appear on the proxy statement for the election. We encourage all members to vote in the proxy or at the annual meeting. All votes are important to support the company in which you have invested your hard earned money. Your opinions do count. In this regard, we ask that you select Steve Eastman and Bernard Retterath to serve on the board of directors for Homeland Energy. If you have already voted and wish to change your vote, you have the right to revoke your vote by so requesting by April 6th at 5:00 p.m. or in person at the annual meeting.

We thank you in advance for your support. If you have any questions or comments please feel free to contact either one or both of us.

Sincerely,

/s/ Stephen K. Eastman	/s/ Bernard G. Retterath
Steve Eastman	Bernard Retterath

seastman@omnitelcom.com	bnb@myclearwave.net

641-330-4091	641-220-0816